EXHIBIT 1.2

MORGAN JOSEPH & CO. INC.

600 FIFTH AVENUE

19TH FLOOR

NEW YORK, NEW YORK 10020

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Morgan Joseph & Co. Inc. (“Morgan Joseph”) is acting as the representative of the underwriters (the “Underwriters”) in a firm commitment underwritten offering (the “Offering”) to sell 7,500,000 units1 (the “Units”) of 2020 ChinaCap Acquirco, Inc., a Delaware corporation (the “Company”), as described in the prospectus for the Offering (the “Prospectus”). Morgan Joseph is hereby inviting a selected group of dealers to act as selected dealers in connection with the Offering, subject to the other terms and conditions set forth herein and in the Prospectus, and by executing this Selected Dealer Agreement (this “Agreement”), Morgan Joseph hereby approves the entity signatory hereto (the “Selected Dealer” as a selected dealer in connection with the Offering.

1. This Agreement shall become effective when the registration statement relating to the Units (and including the Prospectus) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), has been declared effective by the Securities and Exchange Commission. The terms of the Offering and the Selected Dealers’ participation therein are as follows:

Authorized Public Offering Price:	$8.00 per Unit.

Selected Dealers’ Selling Concession:

Not to exceed $         per Unit payable upon termination of this Agreement, except as provided below. Morgan Joseph reserves the right not to pay such concessions on any of the Units purchased by any Selected Dealer from Morgan Joseph and repurchased by Morgan Joseph at or below the price stated above prior to such termination.

Reallowance:	The Selected Dealer may reallow not in excess of $ per Unit as a selling concession to dealers who are members in good standing of the

[1]	Plus the over-allotment option available to the Underwriters to purchase up to an additional 1,125,000 Units.

National Association of Securities Dealers, Inc. (“NASD”) or to foreign dealers who are not eligible for membership in the NASD and who have agreed (i) not to sell the Units within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein, and (ii) to abide by the applicable Conduct Rules of the NASD.

Delivery and Payment:

Delivery of the Units shall be made on or about                     , 2007 or such later date as Morgan Joseph may advise on not less than one day’s notice to the Selected Dealer, at Morgan Joseph’s principal office located at 600 Fifth Avenue, 19th Floor, New York, New York 10020 or at such other place as Morgan Joseph may advise on not less than one day’s notice to the Selected Dealer. Payment for the Units is to be made, against delivery, at the authorized public offering price stated above, or, if Morgan Joseph shall so advise, at the authorized public offering price less the dealers’ selling concession stated above, by wire transfer in Federal (same day) funds or by certified or official bank check in New York Clearing House Funds payable to the order of Morgan Joseph & Co. Inc.

Termination:

This Agreement shall terminate at the close of business on the 45th day following the effective date of the Registration Statement (of which the enclosed Prospectus forms a part), unless extended at Morgan Joseph’s discretion, for a period or periods not to exceed in the aggregate 30 additional days. Morgan Joseph may terminate this Agreement, whether or not extended, at any time and for any reason, without notice. In addition, this Agreement shall automatically terminate if the Selected Dealer: (a) ceases to be a member in good standing of the NASD, (b) becomes subject to NASD suspension or (c) has its registration as a broker dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) terminated or suspended. Upon termination, all rights and obligations under this Agreement shall cease, except rights and obligations accrued or unsatisfied at the date of termination.

2. Any of the Units purchased by the Selected Dealer hereunder are to be offered by the Selected Dealer to the public at the public offering price, except as herein otherwise provided and except that a reallowance from such public offering price not in excess of the amount set forth on the first page of this Agreement may be allowed as consideration for services rendered in distribution to dealers that (a) are actually engaged in the investment banking or securities business; (b) execute the written agreement prescribed by Rule 2740 of the NASD Conduct Rules; and (c) are either members in good standing of the NASD or foreign banks, dealers or institutions not eligible for membership in the NASD that represent to the Selected Dealer that they will promptly reoffer such Units at the public offering price and will abide by the conditions set forth in paragraph 8 below.

3. By its signature hereto, the Selected Dealer agrees that: (a) upon effectiveness of the Registration Statement and receipt of the Prospectus, to take up and pay for the number of Units allotted and confirmed to the Selected Dealer by Morgan Joseph, (b) not to use any of the Units to reduce or cover any short position of the Selected Dealer, (c) upon Morgan Joseph’s request, to advise Morgan Joseph of the number of Units purchased from Morgan Joseph remaining unsold by the Selected Dealer and to resell to Morgan Joseph any or all of such unsold Units at the public offering prices stated above, less all or such part of the concession allowed the Selected Dealer as Morgan Joseph may determine, and (d) to make available a copy of the Prospectus to all persons who on behalf of the Selected Dealer will solicit orders for the Units prior to the making of such solicitations by such persons. If, prior to the later of: (i) the termination of this Agreement, or (ii) the covering by Morgan Joseph of any short position created by Morgan Joseph in connection with the Offering for its account or the account of one or more Underwriters, Morgan Joseph purchases or contracts to purchase for its account or the account of one or more Underwriters in the open market or otherwise any Units purchased by the Selected Dealer under this Agreement as part of the Offering, the Selected Dealer agrees to pay Morgan Joseph, on demand, for the account of the Underwriters, an amount equal to the concession with respect to such Units (unless the Selected Dealer shall have purchased such Units at the public offering price and has not received or been credited with any concession, in which case Morgan Joseph shall not be obligated to pay such concession to the Selected Dealer pursuant to this Agreement) plus transfer taxes, broker’s commissions or dealer’s mark ups and accrued interest or dividends, if any, paid in connection with such purchase or contract to purchase.

4. As contemplated by Rule 15c2-8 under the Exchange Act, Morgan Joseph agrees to mail a copy of the Prospectus to any person making a written request therefor during the period referred to in the rules and regulations adopted under the Exchange Act, the mailing to be made to the address given in the request. The Selected Dealer confirms that it has received and reviewed the Prospectus and delivered all preliminary prospectuses and revised preliminary prospectuses, if any, required to be delivered under the provisions of Rule 15c2-8 and agrees to deliver all copies of the Prospectus required to be delivered thereunder. The Selected Dealer acknowledges that Morgan Joseph has heretofore delivered to the Selected Dealer such preliminary prospectuses as have been required by the Selected Dealer, receipt of which is hereby acknowledged, and will deliver reasonable quantities of additional prospectuses (any supplements or amendments thereto) as may be reasonably requested by the Selected Dealer.

5. The Selected Dealer agrees that until termination of this Agreement, the Selected Dealer will not make purchases or sales of the Units except: (a) pursuant to this Agreement, (b) pursuant to written authorization received from Morgan Joseph, or (c) in the ordinary course of business as broker or agent for a customer pursuant to any unsolicited order. The Selected Dealer agrees that, in purchasing Units, the Selected Dealer will rely upon no statement whatsoever, written or oral, other than the statements in the Prospectus. The Selected Dealer acknowledges that it is not authorized to give any information or to make any representations other than those contained in the Prospectus or any supplements or amendments thereto.

6. The Units are offered by Morgan Joseph for delivery when, as and if sold to, and accepted by, Morgan Joseph and subject to the terms herein and in the Prospectus or any supplements or amendments thereto, to Morgan Joseph’s right to vary the concessions and terms of the Offering after their release for public sale, to approval of counsel as to legal matters and to withdrawal, cancellation or modification of the offer without notice.

7. Upon written application to Morgan Joseph, the Selected Dealer shall be informed as to the jurisdictions under the securities or blue sky laws of which Morgan Joseph believes the Units are eligible for sale, but Morgan Joseph assumes no responsibility as to such eligibility or the right of the Selected Dealer or any other selected dealers in the Offering to sell any of the Units in any jurisdiction. Upon the completion of the Offering, the Selected Dealer agrees to promptly furnish to Morgan Joseph, upon request, territorial distribution reports setting forth each jurisdiction in which sales of the Units were made by the Selected Dealer, the number of Units sold in such jurisdiction, and any further information Morgan Joseph may request in order to permit Morgan Joseph to file on a timely basis any report that Morgan Joseph, as the representative of the Underwriters or manager of the selected dealers in the Offering, may be required to file pursuant to the securities or blue sky laws of any jurisdiction.

8. By its signature hereto, as a condition of the approval by Morgan Joseph of the Selected Dealer as such, the Selected Dealer confirms that it is either: (a) a member in good standing of the NASD and that it is currently registered as a dealer under the Exchange Act or (b) a foreign dealer that has agreed: (i) not to sell the Units within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein, and (ii) to abide by the applicable Conduct Rules of the NASD. The Selected Dealer hereby agrees to comply with the provisions of Rule 2810 of the Rules of Fair Practice of the NASD. In addition, the Selected Dealer hereby agrees to comply with the provisions of Rules 2710, 2420, 2730, 2740 and 2750 of the Rules of Fair Practice of the NASD to the extent such sections are applicable to the Selected Dealer’s activities in connection with the Offering. Furthermore, the Selected Dealer agrees that in selling Units (which agreement shall also be for the benefit of the Company), the Selected Dealer will comply with all applicable federal, state and foreign laws, rules and regulations, including, without limitation, the applicable provisions of the Act and the Exchange Act, the applicable rules and regulations of the Securities and Exchange Commission thereunder, the applicable rules and regulations of any securities exchange or other regulatory authority having jurisdiction over the Offering and all laws, rules and regulations relating to money laundering and related compliance matters.

9. The Selected Dealer agrees that it shall act solely as an independent contractor under this Agreement. Nothing herein shall be deemed to create any partnership, joint venture or other association or entity between Morgan Joseph and the selected dealers in the Offering or among such selected dealers; provided, however, that the Selected Dealer agrees, notwithstanding any prior settlement of accounts or termination of this Agreement, to bear its proper proportion of any tax or other liability based upon the claim that the selected dealers in the Offering constitute a partnership, joint venture or other association or entity and a like share of any expenses of resisting any such claim.

10. Morgan Joseph shall be the managing underwriter of the Offering and the manager of all of the selected dealers of the Offering (including the Selected Dealer) and shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the Offering or such selected dealers or any one of them. Except as expressly stated herein, or as may arise under the Act, Morgan Joseph shall be under no liability to the Selected Dealer as such for, or in respect of: (i) the validity or value of the Units, (ii) the form of, or the statements contained in, the Prospectus, the Registration Statement of which the Prospectus forms a part, any supplements or amendments to the Prospectus or such Registration Statement, any preliminary prospectus, any instruments executed by, or obtained or any supplemental sales data or other letters from, the Company, or others, (iii) the form or validity of any underwriting agreement entered into in connection with the Offering, or this Agreement, (iv) the eligibility of any of the Units for sale under the laws of any jurisdiction, (v) the delivery of the Units, (vi) the performance by the Company or others of any agreement on its or their part, or (vii) any matter in connection with any of the foregoing.

11. In the event that, for federal income tax purposes, the Selected Dealer and Morgan Joseph (together or with others), are deemed to constitute a partnership, then the Selected Dealer elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and the Selected Dealer agrees not to take any position inconsistent with such election. The Selected Dealer authorizes Morgan Joseph, in its sole discretion, to execute and file on the Selected Dealer’s behalf, such evidence of such election as may be required by the Internal Revenue Service.

12. All communications from the Selected Dealer shall be addressed to Morgan Joseph Group LLC, 600 Fifth Avenue, 19th Floor, New York, New York 10020, Attention: Tina Pappas. Any notice from Morgan Joseph to the Selected Dealer shall be deemed to have been fully authorized by the Underwriters and to have been duly given if mailed or sent by confirmed facsimile transmittal to the Selected Dealer at the address to which this Agreement is initially sent. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws. Delivery of a signed counterpart of this Agreement by fax or email transmission shall constitute valid and sufficient delivery thereof. Time is of the essence in this Agreement.

[Signature Page Follows]

If you desire to become a Selected Dealer, please advise us to that effect immediately and sign and return to us the enclosed counterpart of this letter.

Very truly yours, MORGAN JOSEPH & CO. INC.

By:

We agree to act as a Selected Dealer in connection with the Offering on the terms specified above.

Dated:                         , 2007

(Selected Dealer)

By:
Name:
Title:

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